EXHIBIT 99.1

FBR CAPITAL MARKETS CORPORATION

1ST QUARTER 2009 EARNINGS CALL

APRIL 22, 2009

Operator:     Good morning and welcome to the FBR Capital Markets first quarter 2009 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key.

                     Thank you. Shannon Small, Director of Communications, you may begin your conference.

Shannon Small:     Thank you and good morning. This is Shannon Small, Senior Vice President of Corporate Communications for FBR Capital Markets. Before we begin this morning’s call I would like to remind everyone that statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates, and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks, and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include but are not limited to the effect of demand for public offerings, activity in the secondary securities markets, interest rates, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, the competition for business and personnel, and the general economic, political and market conditions. Additional information concerning these factors that could cause results to differ materially is contained in FBR Capital Markets annual report on Form 10-K and in quarterly reports on Form 10-Q.

                       I would now like to turn the call over to Rick Hendrix, President and Chief Executive Officer of FBR Capital Markets.

Rick Hendrix:     Thank you, Shannon. And good morning, everyone. FBR Capital Markets first quarter core operating loss on a non-GAAP basis was $8.9 million compared to a $21.8 million loss for the fourth quarter of 2008 and core earnings of $1.7 million in the first quarter of last year. This measurement excludes specified non-core items and non-cash expenses, the most significant of which was $4.3 million in stock compensation during the first quarter. The trend in our core operating results shows the impact of our cost reduction initiatives over the past year, with improvement in each quarter since the second quarter of 2008, in spite of revenue from core operations remaining relatively flat during this difficult capital markets environment.

                      Cash fixed costs have been reduced from the annualized rate of over $200 million early in 2008 to just over $155 million in the first quarter of this year. Fixed cost reductions reflect combination of reduced head count from 758 employees at the beginning of last year to our current 550, and non-compensation initiatives that extend to all elements of our cost structure. We will continue to focus on reducing costs even further where opportunities exist. But it is important for us to concurrently invest in our franchise consistent with our strategic plan. The environment for us to attract talent and add important lines of business has never been better, and we’re having success in building our business this way, which I’ll come back to in a moment.

                      As we stated in February, during the first quarter we sold all remaining MBS securities totaling $454 million as of December 31 in order to eliminate exposure to this asset class and retire all related debt. The completion of this deleveraging has positioned us with a highly liquid transparent balance sheet and an ability to focus all of our energies on operations and enhancing our core investment banking and brokerage franchise. We ended the first quarter with $294 million in shareholder’s equity and $270 million in cash and cash equivalents. Our balance sheet combined with our cost reduction successes demonstrate our ability to maintain high levels of capital and liquidity through this downturn and it positions us to return to profitability well in advance of a return to a robust investment banking environment.

                      In spite of stiff head winds, our institutional brokerage revenues increased to $39.7 million during the quarter, compared to $31.8 million in the first quarter of 2008, with 25% year-over-year increase that is attributable to the addition of our convertible securities sales and trading units during the second half of 2008. This new team is now fully integrated into our broader institutional brokerage platform and provides the distribution capability for new issue business as this part of the capital markets begins to show activity. We believe the convertible market is likely to be active at the front of the market recovery and we’re seeing signs of renewed interest on the part of issuers.

                      Reflecting the continued challenges of the U.S. capital markets, investment banking revenues remained historically low in the first quarter. Investment banking revenues were $7.9 million with $4.3 million from capital raising transactions and $3.6 million in advisory services. While these results are disappointing, it is important to note that we’re starting to see signs of volume as the interest in capital markets activity increases. Our banking team has secured a growing number of mandates over the last several months and we’re prepared to execute value-added transactions for our corporate finance clients as the capital markets become more available for middle market issuers.

                      The market dislocation of this past year has created a real opportunity for us to further our strategy of providing a full suite of corporate finance solutions to middle market companies. We are having great success in hiring talented professionals and are in the process of adding product capability in order to serve our clients throughout their full life cycle. In addition to the convertible securities unit mentioned previously, we are currently integrating credit trading and origination capabilities that will encompass high yield, distressed, and corporate loan asset classes. We will evaluate other new business opportunities to the extent that they have a strong strategic fit with our core business strategy.

                      In anticipating a return to a more normalized banking environment, we are confident that we’ll be positioned to take full advantage of the opportunities created. As we stated last quarter, our plan for 2009 assumes the economic downturn will be prolonged and we will continue to take action accordingly. We believe, however, that we are well positioned to return to profitability in the coming months as the capital markets stabilize.

                     We will now open the call to questions.

Operator:     At this time I would like to remind everyone in order to ask a question, please press star then the number one on your telephone keypad. Again, that’s star one for any questions. We’ll pause for just a moment to compile the Q&A roster.

Operator:     Again, star one if you would like to ask a question or make a comment.

                    And there are no questions at this time. I’ll now turn the call back to Mr. Hendrix for any further remarks.

Rick Hendrix:     Great. Thank you. Thank you all for joining us this morning. We look forward to talking to you after the second quarter.

Operator:     This concludes today’s FBR Capital Markets first quarter 2009 earnings conference call. Thank you for your participation. You may now disconnect.

     END